STRADLEY RONON STEVENS & YOUNG, LLP
                                                        2600 One Commerce Square
                                                     Philadelphia, PA 19103-7098
                                                        Telephone (215) 564-8000
                                                              Fax (215) 564-8120


WILLIAM S. PILLING, III
WPilling@stradley.com
215-564-8079

                                   May 8, 2003

Board of Trustees
Franklin Templeton International Trust
One Franklin Parkway
San Mateo, California 94403-1906

Board of Directors
Templeton Funds, Inc.
500 East Broward Boulevard
Fort Lauderdale, Florida 33394-3091

                    RE: AGREEMENT AND PLAN OF REORGANIZATION (THE "PLAN") DATED AS OF MARCH 5, 2003, BY AND BETWEEN FRANKLIN TEMPLETON INTERNATIONAL TRUST ("TRUST"), A STATUTORY TRUST FORMED UNDER HE LAWS OF THE STATE OF DELAWARE, ON BEHALF OF ITS SERIES, TEMPLETON PACIFIC GROWTH FUND ("ACQUIRED FUND"), AND TEMPLETON FUNDS, INC., A CORPORATION INCORPORATED UNDER THE LAWS OF THE STATE OF MARYLAND ("COMPANY"), ON BEHALF OF ITS SERIES, TEMPLETON FOREIGN FUND ("ACQUIRING FUND" AND TOGETHER WITH THE ACQUIRED FUND, THE "FUNDS")
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Ladies and Gentlemen:

                  You have requested our opinion concerning certain federal income tax consequences of the reorganization of the Acquired Fund (the "Reorganization"), which will consist of: (i) the acquisition by the Company on behalf of Acquiring Fund of substantially all of the property, assets and goodwill of Acquired Fund in exchange solely for full and fractional Class A, Class C and Advisor Class shares of common stock, par value $1.00 per share, of Acquiring Fund (collectively, "Acquiring Fund Shares"); (ii) the distribution of Acquiring Fund Shares to the shareholders of Class A, Class C and Advisor Class shares of Acquired Fund (collectively, "Acquired Fund Shares"), according to their respective interests in Acquired Fund in complete liquidation of Acquired Fund; and (iii) the dissolution of Acquired Fund as soon as is practicable after the closing (the "Closing Date") of the Reorganization, all upon and subject to the terms and conditions of the Plan.

                  In rendering our opinion, we have reviewed and relied upon:
(a) the Plan, made as of the 5th day of March, 2003, by and between the Trust on behalf of Acquired Fund and the Company on behalf of Acquiring Fund; (b) the proxy materials provided to shareholders of the Acquired Fund in connection with the Special Meeting of Shareholders of the Acquired Fund held on May 2, 2003;
(c) certain representations concerning the Reorganization made to us by the Trust on behalf of Acquired Fund and the Company on behalf of Acquiring Fund in a letter dated May 8, 2003 (the "Representation Letter"); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion. All terms used herein, unless otherwise defined, are used as defined in the Plan.

                  For purposes of this opinion, we have assumed that the Acquired Fund, on the Closing Date, satisfies, and immediately following the Closing Date, the Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), for qualification as a regulated investment company.

                  Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware and the State of Maryland, the terms of the Plan and the statements in the Representation Letter, it is our opinion that:

                 1. The acquisition by the Acquiring Fund of substantially all of the assets of the Acquired Fund as provided for in the Plan in exchange for the Acquiring Fund Shares, followed by the distribution by the Acquired Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of the Acquired Fund, will qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, and the Acquired Fund and the Acquiring Fund each will be a "party to the reorganization" within the meaning of Section 368(b) of the Code.

                2. No gain or loss will be recognized by the Acquired Fund upon the transfer of substantially all of its assets to the Acquiring Fund in exchange solely for the Acquiring Fund Shares pursuant to Section 361(a) and
Section 357(a) of the Code.

                3. No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of substantially all of the assets of the Acquired Fund in exchange solely for the Acquiring Fund Shares pursuant to Section 1032(a) of the Code.

                4. No gain or loss will be recognized by the Acquired Fund upon the distribution of the Acquiring Fund Shares to its shareholders in complete liquidation of the Acquired Fund (in pursuance of the Plan) pursuant to Section 361(c)(1) of the Code.

                5. The basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the basis of these assets to the Acquired Fund immediately prior to the exchange pursuant to Section 362(b) of the Code.

                6. The holding period of the assets of the Acquired Fund received by the Acquiring Fund will include the period during which such assets were held by the Acquired Fund pursuant to Section 1223(2) of the Code.

                7. No gain or loss will be recognized by the shareholders of the Acquired Fund upon the exchange of their Acquired Fund Shares for Acquiring Fund Shares (including fractional shares to which they may be entitled) pursuant to
Section 354(a) of the Code.

                8. The basis of the Acquiring Fund Shares received by the shareholders of the Acquired Fund (including fractional shares to which they may be entitled) will be the same as the basis of the Acquired Fund Shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

                9. The holding period of the Acquiring Fund Shares received by the shareholders of the Acquired Fund (including fractional shares to which they may be entitled) will include the holding period of the Acquired Fund Shares surrendered in exchange therefor, provided that the Acquired Fund Shares were held as a capital asset pursuant to Section 1223(1) of the Code on the Closing Date.

                10. The Acquiring Fund will succeed to and take into account, as of the date of the transfer as defined in Section 1.381(b)-1(b) of the income tax regulations issued by the United States Department of the Treasury (the "Treasury Regulations"), the items of the Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations.

                  Our opinion is based upon the Code, the applicable Treasury Regulations, the present positions of the Internal Revenue Service (the "Service") as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

                  Our opinion is conditioned upon the performance by the Company on behalf of the Acquiring Fund and the Trust on behalf of the Acquired Fund of their undertakings in the Plan and the Representation Letter. Our opinion is limited to the transactions incident to the Reorganization described herein, and no opinion is rendered with respect to (i) any other transaction or (ii) the effect, if any, of the Reorganization (and/or the transactions incident thereto) on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

                  This opinion is being rendered to the Company on behalf of Acquiring Fund and the Trust on behalf of Acquired Fund and may be relied upon only by such Funds and the shareholders of each. We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of the shares of the Acquiring Fund under the Securities Act of 1933, as amended, to be issued in the Reorganization.

                                      Very truly yours,

                                      STRADLEY RONON STEVENS & YOUNG, LLP


                                  By:/s/ WILLIAM S. PILLING, III
                                     ----------------------------------------
                                     William S. Pilling III, a Partner